FOR IMMEDIATE RELEASE	Contact:
CannaSys, Inc.
Patrick G. Burke
Chief Executive Officer
Tel: 720.724.7515
Email: patrick.burke@cannasys.com
Web: www.cannasys.com

CannaSys’s Product Citizen Toke Releases First Consumer Promotion

Targeted at Rapidly Growing CBD Market

Denver, Colorado, September 19, 2017–CannaSys, Inc. (OTCQB: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced its first marketing promotion in the cannabinoid (“CBD”) market, in partnership with independent coffee maker Sträva Craft Coffee, Inc. and leading cannabis social media application Duby, LLC. The ad will be targeted at more than 200,000 consumers nationwide, the first of its kind in the CBD marketplace, which is growing at more than 30% per year with expected sales of nearly $1 billion in 2017 according to The Hemp Business Journal “State of Hemp 2017 Market Report.”

Initial responses have been strong from a beta test text blast Citizen Toke promoted with Sträva Craft Coffee. As a result, CannaSys is expanding the promotion through its partnership with Duby, LLC, one of the social media applications targeting cannabis consumers through a global platform.

Patrick Burke, CannaSys’s Chief Executive Officer, commented: “We are very excited to launch Citizen Toke into the CBD industry, using digital media to break down the geographically limited marketing barriers that hamper traditional cannabis businesses. We believe the CBD market, which is growing as fast or faster than the regulated cannabis market, is a perfect product platform to leverage Citizen Toke, and we look forward to launching future promotions.”

Citizen Toke offers exclusive, instant, location-based, gamified promotions for cannabis retailers looking to more intimately connect with their consumers directly through SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potentially new customers. More details on the technology and business plan of Citizen Toke can be found in our White Paper.

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit http://www.cannasys.com and http://www.citizentoke.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.